UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934
Date of report (date of earliest event reported): December 21, 2012

Rotech Healthcare Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-50940	030408870
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2600 Technology Drive, Suite 300
Orlando, Florida 32804
(Address of principal executive offices Zip Code)

Registrant’s telephone number, including area code (407) 822-4600

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 14e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On December 21, 2012, Rotech Healthcare Inc. (the “Company”) entered into a new term loan credit agreement with Silver Point Finance, LLC, as administrative agent thereunder and SPCP Group, LLC (an affiliate of Silver Point Finance, LLC), as initial lender thereunder (the “Credit Agreement”) relating to a term loan credit facility (the “Facility”) in an aggregate principal amount of $25 million. Pursuant to the Credit Agreement, the Company borrowed $23.5 million of the Facility on December 21, 2012. The remaining $1.5 million portion of the Facility that is not borrowed at such time (such portion, the “Delayed Draw Facility”) may be borrowed on or before January 1, 2014 (the earliest of such borrowing, the Company's voluntary termination of undrawn commitments in respect of the Delayed Draw Facility and January 1, 2014, the “Delayed Draw Termination Date”), so long as certain limited conditions as set forth in the Credit Agreement are satisfied.

The Facility replaces and repays commitments and loans under our Credit Agreement, dated as of March 17, 2011 (as amended, the “2011 Credit Agreement”) and, assuming the Company will borrow $1.5 million under the Delayed Draw Facility, increases available liquidity in the Company by approximately $15 million. In addition to repaying amounts outstanding under the 2011 Credit Agreement and fees and expenses associated with the Facility, the proceeds of the Facility should provide the Company with additional flexibility to address anticipated competitive changes and opportunities in the industry and working capital needs supporting the Company's business plans.

The loans under the Facility will mature on April 30, 2015. The Credit Agreement does not require any amortization payments in respect of the loans and the entire principal amount is due at maturity. All borrowings under the Facility participate in a first priority security interest in substantially all of the Company's and the subsidiary guarantor's assets with the Company's $230 million in aggregate principal amount of 10.75% senior secured notes due October 15, 2015.

Amounts under the Facility bear interest at (i) the LIBOR Rate (as defined in the Credit Agreement) plus 10.0% per annum or, at the Company's option, (ii) a fluctuating rate (defined as ABR in the Credit Agreement) plus 9.0% per annum. Interest is payable monthly. The default rate under the Facility is 3.0% per annum above the otherwise applicable interest rate. A “ticking” fee on the commitments in respect of the Delayed Draw Facility in an amount equal to 500 basis points per annum will begin accruing from March 31, 2013 to the Delayed Draw Termination Date and shall be due and payable in cash on a monthly basis.

To the extent the Company or any of its restricted subsidiaries obtain net cash proceeds from the incurrence of indebtedness not permitted to be incurred pursuant to the Credit Agreement, issuances of equity by the Company (other than pursuant to a registration statement on Form S-8), asset sales or insurance/condemnation events, mandatory prepayments of the loans will be required, subject to exceptions set forth in the Credit Agreement.

Such mandatory prepayments and any voluntary prepayments are subject to a premium of (i) 6.0% in the case of a prepayment made on or prior to December 31, 2013 (or 4.5%, if such prepayment is made in connection with a change in control) and (ii) 3.0% in the case of a prepayment made on or after January 1, 2014 through and including December 31, 2014. Prepayments made on or after January 1, 2015 are not subject to a premium. Any commitment reductions in respect of the Delayed Draw Facility after March 31, 2013 are subject to a premium of 6.0%.

As set forth in the Credit Agreement, the Facility contains negative covenants that further limit the Company's ability to incur indebtedness and grant liens on its assets. In addition, as described in the Credit Agreement, the Company is required to maintain compliance, to be tested on a quarterly basis (commencing with the fiscal year ending December 31, 2012), with financial covenants consisting of (i) a minimum trailing twelve month EBITDA; (ii) a minimum fixed charge coverage ratio and (iii) a maximum total leverage ratio.

Item 1.02	Termination of Material Definitive Agreement.

As disclosed in Item 1.01 hereof, on December 21, 2012, the Company entered into the Facility, which replaces and repays commitments and loans under the Company's Credit Agreement, dated as of March 17, 2011 (as amended, the “2011 Credit Agreement”), with the lenders party thereto on the date thereof and Credit Suisse AG, as administrative agent thereunder (in such capacity, the “Administrative Agent”). Additional information regarding the 2011 Credit Agreement is contained in the Company's current reports on Form 8-K filed on November 5, 2012 and March 13, 2012 and is incorporated by reference herein.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
99.1	Rotech Healthcare Inc. Press Release, dated December 21, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 21, 2012	ROTECH HEALTHCARE INC.

By: /s/ Steven P. Alsene
Steven P. Alsene
Chief Operating Officer